                                                                   EXHIBIT 10.36



                      PARTICIPATION AND SEVERANCE AGREEMENT


         AGREEMENT made and entered into as of May 25, 1998, by and between PULITZER PUBLISHING COMPANY, a Delaware corporation (the "Company"), and KEN J. ELKINS ("Elkins").

         1. Retention Award. The Company will pay Elkins a retention award of $600,000 on the earlier of (a) January 1, 2000, or (b) the date of the closing ("Closing") of the acquisition of Pulitzer Broadcasting Company and its subsidiaries (collectively, "PBC") by Hearst-Argyle Television, Inc. pursuant the Agreement and Plan of Merger dated May 25, 1998, by and among the Company, Pulitzer Inc. and Hearst-Argyle Television, Inc., provided Elkins remains in the continuous employ of the Company or PBC until such earlier date.

         2. Transaction Incentives. If the Closing occurs and if Elkins remains in the continuous employ of the Company or PBC until the date on which the Closing occurs, then Elkins will be entitled to the payments and benefits described in (a) - (d) below, in addition to the amount payable pursuant to paragraph 1 above. Elkins' employment with the Company will terminate at the time of the Closing.

            (a) Base Transaction Incentive Award. The Company will pay to
Elkins a transaction incentive award of $1,000,000. Elkins will not be entitled to participate in any discretionary bonus pool to be established for the benefit of certain employees of the Company and PBC in connection with the Closing.

            (b) Cashout of Unexercised Options. The Company will make a cash payment to Elkins in exchange for the cancellation of all of his options to purchase Company stock that are outstanding immediately prior to the Closing, whether or not vested. The amount of the cash payment for each such outstanding option will be equal to the difference between the value and the exercise price of the shares of Company stock covered by the option. For this purpose, unless the Company, acting in a manner that is uniformly applicable to all option holders, determines otherwise, the value of the shares of Company stock covered by an outstanding option will be equal to the number of shares covered by the option multiplied by the average daily closing price per share for the ten trading days immediately prior to the date of the Closing.

            (c) Supplemental Benefits. Elkins will be permitted to continue to participate in the Company's group health (medical and dental) and life insurance plans on the same basis as active senior executives for the two-year period beginning on the date of the Closing. If Elkins defers the beginning date of his retirement pension under the Company's Supplemental Executive Benefit Pension Plan ("SERP") until November 1, 2000 (or later), then (1) the Company will waive the early retirement reduction adjustment to the amount of the retirement income that then becomes payable to Elkins under the SERP, and (2) Elkins will be entitled to SERP and continuing group health benefits as if he had retired from active service with the Company after reaching his normal retirement date.

            (d) Supplemental Transaction Incentive Award. The Company will make a supplemental transaction incentive payment to Elkins in an amount equal to X minus Y, where:

            X is equal to the lesser of $2,476,000, or an amount equal to
            2.99 times Elkins' "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986); and

            Y is equal to the total value (determined in accordance with Section 280G of the Internal Revenue Code and regulations thereunder) of all payments, accelerated vesting of stock options and other benefits (other than the supplemental transaction incentive award payable under this paragraph 2(d)) provided or to be provided to or for the benefit of Elkins that are considered to be contingent on the change in ownership of the Company within the meaning and for the purposes of Section 280G(b)(2)(A)(i) of the Code attributable to the transactions consummated as part of the Closing.

            (e) Payments. The amounts described in subparagraphs (a), (b) and
(d) of this paragraph 2 will be payable to Elkins at the Closing or, in the case of the amount described in subparagraph (d), as soon as practicable after the Closing as and when such amount is ascertained. Notwithstanding the foregoing, the Company will defer payment of any amount described in paragraph 1 and this paragraph 2 which constitutes "applicable employee remuneration" (within the meaning of Section 162(m)(4) of the Code) to the extent that such amount, when added to the "applicable employee remuneration" paid or payable by the Company to Elkins during the year in which the Closing occurs, exceeds $1,000,000. The deferral amount, together with interest at a rate to be determined by the Company, will be payable to Elkins as soon as practicable following his termination of employment or service with the Company and its affiliates (including, without limitation, Pulitzer Inc.) or following his earlier death. Payment may be further deferred until the first day of the year following Elkins' termination of employment or service with the Company and its affiliates if and to the extent necessary to avoid a loss of deduction by the Company or any of its affiliates by reason of the application of the limitation of Section 162(m) of the Code in the termination year. The Board of Directors of the Company, acting in its sole discretion, may permit or require an accelerated payment of the deferral amount and/or an installment payout (in lieu of a lump sum) on such terms and conditions as it deems appropriate, provided, however, that, without Elkins' consent, the Board may not require an installment payout that is less frequent than quarterly over a period of more than four years.

         3. Salary and Bonus. At or as soon as practicable after the Closing, the Company will pay Elkins the unpaid amount, if any, of his base salary earned through the date of the Closing, plus the pro rata amount of his annual bonus for the year in which the Closing occurs. Except as otherwise specifically provided, nothing contained in this agreement will affect Elkins' rights to receive any accrued and unpaid amounts or benefits to which he is or may become entitled to receive under and in accordance with the terms and provisions of any Company employee benefit plan in which Elkins is a participant.

         4. Death. If the Closing occurs and if Elkins dies before the Closing and while he is still an employee of the Company or PBC, then, for the purpose of this agreement, Elkins will be deemed to have lived and to have continued to be employed by the Company or PBC through the date the Closing occurs. In such event, Elkins' estate will be entitled to receive the amounts that otherwise would have been payable to him hereunder.

         5.       General Provisions.

            (a) Nothing in this agreement is intended to create a contract of employment between Elkins and the Company, or to interfere in any way with the right of the Company to terminate Elkins' employment at any time.

            (b) In connection with the Closing, the Company may assign to Pulitzer Inc., and Pulitzer Inc. may assume, the Company's obligations to Elkins under this agreement, to the extent not previously satisfied. Elkins will look solely to Pulitzer Inc. and will have no further claim against the Company for payment of amounts that become due hereunder following any such assignment and assumption. All payments made pursuant to this agreement will be subject to applicable withholding taxes.

            (c) No amounts paid or payable under paragraphs 1 and 2 of this agreement will be treated as compensation for purposes of calculating Elkins' benefits, if any, under any retirement/pension plan maintained by the Company and/or Pulitzer Inc. or any of their affiliates (including, without limitation, the Company's Supplemental Executive Benefit Pension Plan). Subject to the preceding sentence, the amount of Elkins' SERP benefit will be determined on the basis of his service and compensation as of the end of 1998 and without regard to any service and compensation performed or earned, as the case may be, after 1998.

            (d) This agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions.

            (e) No amendment or modification of this agreement may be made except by a written instrument signed by the Company and Elkins.

            (f) All disputes arising under or related to this agreement will be resolved by arbitration. Such arbitration will be conducted by an arbitrator mutually selected by the Company (or Pulitzer Inc., if the dispute relates to an obligation of the Company that is assumed by Pulitzer Inc. at the Closing) and Elkins (or, if the Company or Pulitzer Inc., as the case may be, and Elkins are unable to agree upon an arbitrator within ten days, then the Company or Pulitzer Inc., as the case may be, and Elkins will each select an arbitrator, and the arbitrators so selected will mutually select a third arbitrator, who will resolve such dispute). Such arbitration will be conducted in St. Louis, Missouri in accordance with the applicable rules of the American Arbitration Association. Any decision rendered by an arbitrator pursuant hereto may be enforced by a court of competent jurisdiction without review of such decision by such court. All attorneys' fees and costs of the arbitration will in the first instance be borne by the respective party incurring such costs and fees, but the arbitrator will award costs and attorneys' fees to the prevailing party.

            (g) This agreement constitutes the entire agreement between the parties hereto relating to the matters encompassed hereby and supersedes any prior oral or written agreements relating thereto.
(a) Nothing in this agreement is intended to create a contract of employment between Elkins and the Company or PBC, or to interfere in any way with the right of the Company or PBC to terminate Elkins' employment at any time.


            IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first written above.

                                              PULITZER PUBLISHING COMPANY


                                              By: /s/ Michael E. Pulitzer
                                                  --------------------------
                                                  Michael E. Pulitzer



                                                  /s/ Ken J. Elkins
                                                  --------------------------
                                                  Ken J. Elkins






                                       -3-